OMB APPROVAL OMB Number: 3235-0060 Expires: March 31, 2006 Estimated average burden hours per response …...........….28.0
EFFECTIVE AUGUST 23RD, 2004
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 4, 2005

Advaxis, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0001100397	841521955
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

212 Carnegie Center, Ste 206, Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (609) 844-7755

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On January 4, 2005, Advaxis, Inc., a Colorado corporation (the “Company”), sold to accredited investors at a subsequent closing of a private placement offering 5.12 Units at $25,000 per Unit for an aggregate purchase price of $128,000. In making such sale, the Company relied on the exemption from registration provided by Section 506 of Regulation D. Each Unit is comprised of (i) 87,108 shares of Common Stock of the Company (“Common Stock”) and (ii) a 5-year Warrant (each a “Warrant” and collectively the “Warrants) to purchase 87,108 shares of Common Stock at an exercise price of $0.40 per share. At such subsequent closing, the accredited investors received an aggregate of 445,993 shares of Common Stock and Warrants to purchase 445,993 shares of Common Stock. The Company issued to the Placement Agent and/or its designees an aggregate of 88,306 shares of Common Stock and warrants to acquire up to an aggregate of 89,199 shares of Common Stock.

As previously reported, at the first two closings of the Private Placement which occurred on November 12, 2004 and December 8, 2004, the accredited investors received an aggregate of 10,888,502 shares of Common Stock and Warrants to purchase 10,888,502 shares of Common Stock and the Company issued to the Placement Agent and/or its designees an aggregate of 2,195,139 shares of Common Stock and warrants to acquire up to an aggregate of 2,177,701 shares of Common Stock.

The proceeds of such sales will be used principally to fund further development of cancer vaccines and provide funding to conduct a Phase I trial in currently developed vaccines and to cover the costs of development and testing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVAXIS, INC.

Date: January 5, 2005	By:	/s/ Roni Appel

Name: Roni Appel
Title: Chief Financial Officer

- 3 -